SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                                 NDS GROUP PLC
--------------------------------------------------------------------------------
                                (Name of Issuer)


              SERIES A ORDINARY SHARES, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   628891103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               FEBRUARY 28, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 628891103                   13G                    Page 2 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HENDERSON GROUP PLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED KINGDOM

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,814,625**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,814,625**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,814,625**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.82%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**Reflects holdings as of May 16, 2005.

CUSIP No. 628891103                   13G                    Page 3 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HENDERSON GLOBAL INVESTORS (HOLDINGS) PLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED KINGDOM

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,814,625**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,814,625**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,814,625**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.82%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**Reflects holdings as of May 16, 2005.

CUSIP No. 628891103                   13G                    Page 4 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HENDERSON GLOBAL INVESTORS LIMITED

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED KINGDOM

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,677,161**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,677,161**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,677,161**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     12.78%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**Reflects holdings as of May 16, 2005.

CUSIP No. 628891103                   13G                    Page 5 of 8 Pages


Item 1(a).  Name of Issuer:

            NDS GROUP PLC
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            ONE LONDON ROAD, STAINES, MIDDLESEX TW18 4EX
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            HENDERSON GROUP PLC, HENDERSON GLOBAL INVESTORS (HOLDINGS) PLC, HENDERSON GLOBAL INVESTORS LIMITED
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            4 BROADGATE, LONDON EC2M 2DA
            ____________________________________________________________________

Item 2(c).  Citizenship:

            UNITED KINGDOM
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            SERIES A ORDINARY SHARES, PAR VALUE $0.01 PER SHARE
            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            628891103
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 628891103                   13G                    Page 6 of 8 Pages


Item 4.  Ownership.

         The information in Items 1 and 5 through 11 on the cover pages of this
Schedule 13G is incorporated herein by reference.

         Henderson Global Investors (Holdings) plc ("Henderson Holdings"), a wholly-owned subsidiary of Henderson Group plc ("Henderson Group"), wholly owns Henderson Fund Management Limited, Henderson Investment Management Limited and Henderson Global Investors Limited (together, the "Managers"), each of whom may be deemed to be the beneficial owner of 2,464, 135,000 and 1,677,161 Series A Ordinary Shares, respectively, of NDS Group plc (the "Company") as a result of acting as investment manager to various investment companies (the "Funds"). Henderson Group, through its control of Henderson Holdings, and Henderson Holdings, through its control of the Managers, have shared power to vote and dispose of the Company's shares held by the Funds.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company's securities. None of the Funds had an interest in the Company's securities that amounted to more than 5% of the total number of the Company's outstanding securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         See Item 4 above.

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 628891103                   13G                    Page 7 of 8 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       May 31, 2005
                                       -----------------------------------------
                                                        (Date)


                                       HENDERSON GROUP PLC

                                       /s/ Steven O'Brien
                                       -----------------------------------------
                                                      (Signature)

                                       Steven O'Brien/Company Secretary
                                       -----------------------------------------
                                                      (Name/Title)

                                       May 31, 2005
                                       -----------------------------------------
                                                        (Date)


                                       HENDERSON GLOBAL INVESTORS (HOLDINGS) PLC

                                       /s/ Steven O'Brien
                                       -----------------------------------------
                                                      (Signature)

                                       Steven O'Brien/Company Secretary
                                       -----------------------------------------
                                                      (Name/Title)

                                       May 31, 2005
                                       -----------------------------------------
                                                        (Date)


                                       HENDERSON GLOBAL INVESTORS LIMITED

                                       /s/ Steven O'Brien
                                       -----------------------------------------
                                                      (Signature)

                                       Steven O'Brien/Company Secretary
                                       -----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. 628891103                   13G                    Page 8 of 8 Pages


                               INDEX TO EXHIBITS

EXHIBIT NO.     EXHIBIT
-----------     -------

99.1 Joint Filing Agreement dated May 20, 2005, by and among Henderson Group plc, Henderson Global Investors (Holdings) plc and Henderson Global Investors Limited.